Exhibit 3.1

Regulations

of

The Sherwin-Williams Company

(As Amended and Restated October 17, 2018)

ARTICLE I

SHAREHOLDERS’ MEETINGS

Section 1. Annual Meeting

The annual meeting of shareholders for the election of Directors and the consideration of reports to be laid before such meeting shall be held at such time and place as may be designated pursuant to Section 3 of this Article I. Upon due notice, there may also be considered and acted upon at such annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as, and shall be, a special meeting. When the annual meeting is not held or Directors are not elected thereat, they may be elected at a special meeting called for that purpose.

Section 2. Special Meetings

Special meetings of shareholders may be called by the Chairman of the Board of Directors of the Company (the “Board”) or the President or a Vice President, or by the Directors by action of a meeting, or by a majority of the Directors acting without a meeting, or by the person or persons who hold at least fifty percent of all shares outstanding and entitled to be voted on any proposal to be submitted at said meeting who properly request the call of said meeting pursuant to this section.

For a shareholder or shareholders to properly request a call of a special meeting of shareholders pursuant to this section, the requesting shareholder(s) must make the request in proper written form delivered either in person or by registered mail to the President or Secretary. To be in proper written form, the request by the requesting shareholder(s) must set forth the information set forth in Sections 8(c)(i) and (ii) of this Article I (except that for purposes of this section, any reference in Section 8(c) of this Article I to “annual meeting” will be deemed to be a reference to the “special meeting” contemplated by this section).

If a special meeting is properly requested by any person or persons entitled to call a meeting of shareholders, the President or Secretary shall forthwith cause to be given, to the shareholders entitled thereto, notice of a meeting to be held not less than 20 nor more than 90 days after the receipt of such request, as such officer shall fix. If such notice is not given by such officer within 40 days after the receipt of such request by such officer, the person or persons calling the meeting may fix the time of meeting and give, or cause to be given, notice in the manner hereinafter provided.

Section 3. Time and Place of Meetings

Any meeting of shareholders shall be held at such time and place, if any, within or without the State of Ohio as may be designated by the Directors or, in the absence of a designation by the Directors, the Chairman of the Board, the President, the Secretary or any other individual entitled to give notice pursuant to Section 4 of this Article I. The Directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law. The Directors may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.

Section 4. Notice of Meetings

Not more than 60 days nor less than seven days before the date fixed for a meeting of shareholders, whether annual or special, notice of the time, place and purposes of such meeting, and the means, if any, by which shareholders can be present and vote at the meeting, shall be given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary. Such notice shall be given in a manner that complies with Ohio law to each shareholder of record entitled to notice of such meeting. If such notice is mailed or sent by overnight delivery, it shall be addressed to the shareholders at their respective addresses as they appear on the records of the Company, and notice shall be deemed to have been given on the day so mailed. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions, and notice shall be deemed to have been given on the date sent. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 5. Quorum

To constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy, shareholders of record entitled to exercise not less than fifty percent of the voting power of the Company in respect of any one of the purposes for which the meeting is called.

The holders of a majority of the voting shares present in person or by proxy, whether or not a quorum is present, may adjourn the meeting from time to time.

Section 6. Voting

In all cases, except where otherwise provided by statute or the Amended and Restated Articles of Incorporation or these Regulations, a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting will be the act of the shareholders. An abstention shall not count as a vote cast.

A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by a later appointment of proxy received by the Company or by giving notice of revocation to the Company through its Secretary in a writing, in a verifiable communication, or in open meeting.

Section 7. Action Without a Meeting

Any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders who would be entitled to notice of a meeting for such purpose, which writing or writings shall be entered upon the records of the Company. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains an affirmative vote or approval of that shareholder is a signed writing for the purposes of this section, and the date on which it is sent is the date that it is deemed to be signed.

Section 8. Order of Business

(a) The Chairman of the Board, or such officer of the Company as is designated by a majority of the total number of directors that the Company would have if there were no vacancies among the Directors (such number being referred to as the “Whole Board”), will call meetings of shareholders to order and will act as presiding officer thereof. The Chairman of the Board or, unless otherwise determined by the Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, (i) by imposing restrictions on the persons (other than shareholders of the Company or their duly appointed proxies) who may attend any such shareholders’ meeting, (ii) by ascertaining whether any shareholder or his or her proxy may be excluded from any meeting of shareholders based upon the presiding officer’s determination that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting and (iii) by determining the circumstances in which and time and manner at which any person may make a statement or ask questions at any meeting of shareholders.

(b) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary in accordance with Section 4 of this Article I, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Company in accordance with Section 8(c) of this Article I. For the avoidance of doubt, the foregoing clause (iii) will be the exclusive means for a shareholder to submit business before an annual meeting of the shareholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of a majority of the Whole Board).

(c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (x) be a shareholder of the Company of record at the time of the giving of the notice for such annual meeting as provided for in these Regulations, (y) be entitled to vote at such meeting and (z) have given timely written notice of the request to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 60 nor more than 90 calendar days prior to the annual meeting; provided, however, in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting and the annual meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be so received not later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting. In no event will a postponement or adjournment of an annual meeting (or any announcement of any such postponement or adjournment) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in the preceding sentence. A shareholder’s notice to the Secretary must set forth in writing the following information as to each matter the shareholder proposes to bring before the annual meeting, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, which update shall be delivered to the Secretary no later than five business days after the record date for the annual meeting and not later than eight business days prior to the date of the annual meeting:

(i) as to each item of business that the shareholder giving the notice proposes to bring before the annual meeting:

(A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and the reasons why such Proposing Person (as defined below) believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its shareholders;

(B) a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and

(C) the text of the proposal (including the text of any resolutions proposed for consideration);

(ii) as to each (x) shareholder providing the notice of business proposed to be brought before an annual meeting, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (z) Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner (each, a “Proposing Person”):

(A) the name and address of each Proposing Person;

(B) the class, series and number of shares of stock of the Company that are directly or indirectly owned beneficially or held of record by each Proposing Person (including any shares of any class or series of the Company as to which each Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C) a representation that the Proposing Person is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting and as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D) a description of (1) any option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act or other synthetic arrangement having characteristics of a long position), assuming for purposes of these Regulations presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by any Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable any Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to any Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) any Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this subsection (D) being a “Derivative Interest”);

(E) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which any Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of any Proposing Person;

(F) any contract, agreement, arrangement, understanding or relationship, including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Company or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Company;

(G) any material pending or threatened legal proceeding involving the Company, any affiliate of the Company or any of their respective directors or officers, to which any Proposing Person or its affiliates is a party;

(H) any rights directly or indirectly held of record or beneficially by any Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(I) any equity interests, including any convertible, derivative or short interests, in any competitor of the Company;

(J) any performance-related fees (other than an asset-based fee) to which any Proposing Person or any affiliate or immediate family member of any Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and

(K) any other information relating to any Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

Notwithstanding the foregoing provisions of these Regulations, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this section. For purposes of this section, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act, or publicly filed by the Company with any national securities exchange or quotation service through which the Company’s stock is listed or traded, or furnished by the Company to its shareholders. Nothing in this section will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. A shareholder is not entitled to have its proposal included in the Company’s proxy statement and form of proxy solely as a result of such shareholder’s compliance with the foregoing provisions of this section. If a shareholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

(d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with Section 4 of this Article I or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this section will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

ARTICLE II

DIRECTORS

Section 1. Election, Number and Term of Office

The Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose, and each Director shall hold office until the date fixed by these Regulations for the next succeeding annual meeting of shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. At any meeting of shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election.

The number of Directors, which shall not be less than three nor more than 15, may be fixed or changed only (a) by the Directors at a meeting or by action without a meeting or (b) at a meeting of the shareholders called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on such proposal. In case at any meeting for the election of Directors the number of Directors to be elected is not fixed, the number elected shall be deemed to be the number of Directors so fixed. In the event that the Directors increase the number of Directors, the Directors who are then in office may fill any vacancy created thereby. No decrease in the number of Directors by action taken by the Directors or the shareholders shall, of itself, result in the removal of any incumbent Director or reduction in the term of any incumbent Director.

Section 2. Meetings

Regular meetings of the Directors shall be held at such times and places as may be fixed by the Directors, and such meetings may be held without further notice.

Special meetings of the Directors may be called by the Chairman of the Board or by the President or by a Vice President or by the Secretary, or by not less than one-third of the Directors. Notice of the time and place of a special meeting shall be served upon or telephoned to each Director at least 24 hours, or sent by mail, telegram, cablegram, overnight delivery service, or any other means of communication authorized by the Directors to each Director at least 48 hours prior to the time of the meeting.

Section 3. Quorum

A majority of the Directors then in office shall constitute a quorum for the transaction of business, but if at any meeting of the Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend.

Section 4. Action Without a Meeting

Any action which may be authorized or taken at a meeting of the Directors may be authorized or taken without a meeting in a writing or writings signed by all the Directors, which writing or writings shall be entered upon the records of the Company. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a Director and that contains an affirmative vote or approval of that Director is a signed writing for the purposes of this section, and the date on which it is sent is the date that it is deemed to be signed.

Section 5. Committees

The Directors may from time to time create a committee or committees of Directors to act in the intervals between meetings of the Directors and may delegate to such committee or committees any of the authority of the Directors other than that of filling vacancies among the Directors or in any committee of the Directors. The Directors may appoint one or more Directors as alternate members of any such committee, who may take the place of any absent member or members of any meeting of such committee.

In particular, the Directors may create and define the powers and duties of an Executive Committee. Except as above provided and except to the extent that its powers are limited by the Directors, the Executive Committee during the intervals between meetings of the Directors shall possess and may exercise, subject to the control and direction of the Directors, all of the powers of the Directors in the management and control of the business of the Company, regardless of whether such powers are specifically conferred by these Regulations. All action taken by the Executive Committee shall be reported to the Directors at their first meeting thereafter.

Unless otherwise ordered by the Directors, a majority of the members of any committee created by the Directors pursuant to this section shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings signed by all of its members in a manner consistent with Section 4 of this Article II. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Directors, and shall keep a written record of all action taken by it.

Unless otherwise restricted by action of the Board, any committee of Directors created pursuant to this section may further delegate any or all of its authority and duties to a subcommittee of one or more of its members.

Section 6. Nominations of Directors; Election

(a) Except as may be otherwise provided in the express terms of any outstanding serial preferred stock, only persons who are nominated in accordance with this section or Section 7 of this Article II will be eligible for election at a meeting of shareholders to be members of the Board.

(b) Nominations of persons for election as directors of the Company may be made only at a meeting of shareholders (i) by or at the direction of the Board or a committee thereof, (ii) by any shareholder who is a shareholder of record at the time of giving of the notice provided for in this section, who is entitled to vote for the election of directors at such meeting, and who complies with the procedures set forth in this section or (iii) by any shareholder in accordance with Section 7 of this Article II. All nominations by shareholders must be made to the Secretary in proper written form and must be timely.

(c) To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, in the case of a special meeting of the shareholders, at the time the meeting call is made in accordance with Section 2 of Article I of these Regulations, or, in the case of an annual meeting, not fewer than 60 nor more than 90 calendar days prior to such annual meeting; provided, however, in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting and the annual meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be so received not later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

(d) To be in proper written form, such shareholder’s notice must set forth or include:

(i) as to each (x) shareholder providing the notice of the nomination proposed to be made at an annual meeting, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (z) Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner (each a “Nominating Person”) the information set forth in Section 8(c)(ii) of Article I of these Regulations (except that for purposes of this section, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 8(c)(ii) of Article I of these Regulations and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this section);

(ii) as to each person whom the shareholder giving notice proposes to nominate for election as a director:

(A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Section 6(d)(i) of this Article II if such proposed nominee were a Nominating Person;

(B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among such Nominating Person and its Affiliates and Associates or others acting in concert therewith, on the one hand, and each proposed nominee and his or her Affiliates, Associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K under the Exchange Act (or any successor rule) if the shareholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualifications of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(E) a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Company for the entire term for which such proposed nominee is standing for election, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) if elected as a director of the

Company, the proposed nominee would be in compliance and will comply with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company.

(e) The presiding officer of any annual meeting may, if the facts warrant, determine that a nomination was not made in accordance with this section, and if the presiding officer should so determine, the presiding officer shall so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this section, a shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this section. A shareholder is not entitled to have its nominees included in the Company’s proxy statement solely as a result of such shareholder’s compliance with the foregoing provisions of this section. If a shareholder does not appear at the shareholder meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

Section 7. Shareholder Nominations Included in the Company’s Proxy Materials

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this section, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of shareholders:

(i) the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this section (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);

(ii) disclosure about each Nominee and the Nominating Shareholder required to be included in the proxy statement under the rules of the Securities and Exchange Commission, the rules of any stock exchange on which the Company’s securities are traded or other applicable law;

(iii) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 7(e)(ii) of this Article II), if such statement does not exceed five hundred words and fully complies with Section 14 of the Exchange Act, including Rule 14a-9 (the “Supporting Statement”); and

(iv) any other information that the Company or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this section and any solicitation materials or related information with respect to a Nominee.

For purposes of this section, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Company designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements). The Chairman of the Board, or such other officer of the Company as may be designated by the Board, presiding at any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this section and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Company shall not be required to include in its proxy statement for an annual meeting of shareholders more Nominees than that number of directors constituting 20 percent of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this section (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by (A) Nominees who the Board itself decides to nominate for election at such annual meeting; (B) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this section, as determined by the Board; (C) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board; and (D) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board and (E) the number of (1) incumbent Directors who had been previously nominated pursuant to a duly provided notice by a shareholder pursuant to Section 6 of this Article II who were either elected or appointed to the Board (whether or not such notice was subsequently withdrawn or made the subject of a settlement with the Company) and whose reelection at the upcoming annual meeting is being recommended by the Board or (2) candidates for Director that will be included in the Company’s proxy materials with respect to such annual meeting as unopposed (by the Company) pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders, but only to the extent the Maximum Number after such reduction with respect to this clause (E) equals or exceeds one. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section 7(d) of this Article II but before the date of the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Nominees pursuant to this section for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 7(d) of this Article II, a Nominating Shareholder or a Nominee ceases to satisfy the eligibility requirements in this section, as determined by the Board, a Nominating Shareholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Company (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Shareholder.

(i) An “Eligible Holder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in Section 7(c) of this Article II continuously for the three-year period specified in subsection (ii) below or (B) provides to the Secretary, within the time period referred to in Section 7(d) of this Article II, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Secretary determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) or any successor rule under the Exchange Act.

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this section only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Company’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Company that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this section, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this section, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Company’s common stock means three percent of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this section, an Eligible Holder “owns” only those outstanding shares of the Company as to which the Eligible Holder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the

Eligible Holder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member only of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than the 150th calendar day and no later than the 120th calendar day prior to the first anniversary of the date that the Company commenced mailing or otherwise sending its proxy statement for the preceding year’s annual meeting of shareholders, submit to the Secretary at the principal executive offices of the Company all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 calendar days before the first anniversary of the date of the preceding year’s annual meeting and ends 30 calendar days after such annual meeting anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the 150th calendar day prior to such Other Meeting Date or the tenth calendar day following the day on which public announcement of such Other Meeting Date is first made:

(i) A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with the rules of the Securities and Exchange Commission;

(ii) A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(A) the information required with respect to the nomination of directors pursuant to Section 6 of this Article II;

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;

(D) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s securities are traded;

(E) a representation and warranty that each Nominee:

(1)    does not have any direct or indirect relationship with the Company that would cause the Nominee to be considered not independent pursuant to the Company’s Director Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(2)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Company’s shares of common stock are traded;

(3)    is a “non-employee director” for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act;

(4)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 7(c) of this Article II and has provided evidence of ownership to the extent required by Section 7(c)(i) of this Article II;

(G) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 7(c) of this Article II through the date of the annual meeting;

(H) a representation and warranty that the Nominating Shareholder currently intends to continue to maintain ownership of the Minimum Number of shares of the Company’s common stock for at least one year following the date of the annual meeting;

(I) details of any position of a Nominee as an officer or director of any competitor of the Company, within the three years preceding the submission of the Nomination Notice;

(J) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) under the Exchange Act, with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;

(K) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Company’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;

(L) if desired, a Supporting Statement; and

(M) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Shareholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Company’s shareholders relating to one or more of the Company’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Company, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this section;

(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Company, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 7(c) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

(A) to provide to the Company such other information and certifications, including completion of the Company’s director questionnaire, as it may reasonably request;

(B) at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

(C) that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Company’s Corporate Governance Guidelines, Code of Conduct and any other Company policies and guidelines applicable to directors; and

(D) that such Nominee is not and will not become a party to (i) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law.

The information and documents required by this section to be provided by the Nominating Shareholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 7(d) of this Article II (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this section, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A) the Company receives a notice pursuant to Section 6 of this Article II that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;

(B) the Nominating Shareholder or any qualified representative thereof does not appear at the meeting of shareholders to present the nomination submitted pursuant to this section, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this section and shall therefore be disregarded;

(C) the Board determines that such Nominee’s nomination or election to the Board would result in the Company violating or failing to be in compliance with the Amended and Restated Articles of Incorporation, these Regulations or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s common stock is traded;

(D) such Nominee has been, within the past three years, an officer or director of a competitor of the Company; or

(E) the Company is notified, or the Board determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 7(c) of this Article II, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this section;

(ii) Notwithstanding anything to the contrary contained in this section, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:

(A) such information is not true in all material respects or omits a material fact necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III

OFFICERS

Section 1. Officers

All of the officers and assistant officers shall be elected by the Directors. The Company may have a Chairman of the Board (who shall be a Director) and shall have a President, a Secretary and a Treasurer. The Company may also have one or more Vice Presidents and such other officers and assistant officers as the Directors may deem necessary. The Chairman of the Board need not be an officer or employee.

Section 2. Authority and Duties of Officers

The officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Directors regardless of whether such authority and duties are customarily incident to such office.

ARTICLE IV

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

Section 1. Indemnification

(a) The Company shall indemnify, to the full extent then permitted by law, any Director or officer or former Director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a Director or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a Director in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof.

(b) To the full extent then permitted by law, the Company may indemnify employees, agents and other persons and may pay expenses, including attorney’s fees, incurred by any employee, agent or other person in defending any action, suit or proceeding as such expenses are incurred, in advance of the final disposition thereof.

(c) The indemnification and payment of expenses provided by this section shall not be exclusive of, and shall be in addition to, any other rights granted to any person seeking indemnification under any law, the Amended and Restated Articles of Incorporation, any agreement, vote of shareholders or of disinterested Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a Director or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 2. Liability Insurance

(a) The Company may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a Director, officer, employee or designated agent of the Company or is or was serving at the request of the Company as a director, officer, employee or designated agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article or of Chapter 1701 of the Ohio Revised Code. Insurance may be purchased from or maintained with a person in whom the Company has a financial interest.

(b) The Company is expressly authorized to enter into any indemnification or insurance agreements with or on behalf of any person who is or was a Director, officer, employee or designated agent of the Company or is or was serving at the request of the Company as a director, officer, employee or designated agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with the terms of this Article IV or the laws of the State of Ohio. Such agreements may include, but are not limited to agreements providing for indemnification or the advancement of expenses under Section 1 of this Article IV, agreements providing for insurance, indemnification or the advancement of expenses by way of self-insurance, whether or not funded through the use of a trust, escrow agreement, letter of credit, etc., in accordance with subsection (a) of this section, and agreements providing for insurance or indemnification through the commercial insurance market.

Section 3. Limitation of Liability

(a) No person shall be found to have violated his or her duties to the Company as a Director of the Company in any action brought against such Director (including actions involving or affecting any of the following: (i) a change or potential change in control of the Company; (ii) a termination or potential termination of his or her service to the Company as a Director; or (iii) his or her service in any other position or relationship with the Company), unless it is proved by clear and convincing evidence that the Director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. Notwithstanding the foregoing, nothing contained in this paragraph (a) limits relief available under Section 1701.60 of the Ohio Revised Code.

(b) In performing his or her duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more Directors, officers or employees of the Company whom the Director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants or other persons as to matters that the Director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the Directors upon which he or she does not serve, duly established in accordance with the provisions of these Regulations, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence.

(c) A Director in determining what he or she reasonably believes to be in the best interests of the Company shall consider the interests of the Company’s shareholders and, in his or her discretion, may consider (i) the interests of the Company’s employees, suppliers, creditors and customers; (ii) the economy of the state and nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the Company.

(d) A Director shall be liable in damages for any action he or she takes or fails to take as a Director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company. Notwithstanding the foregoing, nothing contained in this paragraph (d) affects the liability of Directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code.

ARTICLE V

MISCELLANEOUS

Section 1. Transfer and Registration of Certificates

The Directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

Section 2. Substituted Certificates

Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact, shall give the Company and its registrar or registrars and its transfer agent or agents a bond of indemnity satisfactory to the Directors or to the Executive Committee or to the President or a Vice President and the Secretary or the Treasurer, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

Section 3. Articles to Govern

In case any provision of these Regulations shall be inconsistent with the Amended and Restated Articles of Incorporation, the Amended and Restated Articles of Incorporation shall govern.

Section 4. Amendments

These Regulations may be amended (a) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, (b) at a meeting of the shareholders by the affirmative vote of the shareholders of record entitled to exercise a majority of the voting power on such proposal, or (c) by the written consent of the shareholders of record in accordance with Chapter 1701 of the Ohio Revised Code. If an amendment is adopted by written consent without a meeting of the shareholders, the Secretary shall mail a copy of such amendment to each shareholder of record who would have been entitled to vote thereon.